BlackRock Liquidity 10.31.2012 Annual N-SAR

EXHIBIT 77Q3:

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Item 22C correctly, the correct answer is as follows:


	Item 22A - Deutsche Bank Securities Inc.
	Item 22B - 13-2730828
	Item 22C - 1,157,594,915
	Item 22D - 2,958,964